FOR RELEASE August 14, 2008

Contact:	Lawrence Pemble Judy Zakreski Chindex International, Inc. (301) 215-7777

Chindex International Inc. Reports
First Quarter FY 2009 Financial Results

— Announces New Major Contract and First da Vinci Sale —
— Expects At Least $40 million in Medical Products Revenue in the Second Half of FY 2009 —
— Reiterates Full Year Fiscal 2009 Healthcare Services
Revenue Growth Rate of approximately 30%—

Bethesda, Maryland – August 14, 2008 - Chindex International, Inc. (NASDAQ: CHDX), a leading independent American provider of western healthcare products and services in the People’s Republic of China, today announced financial results for the first quarter of fiscal year 2009.

Revenue for the first quarter of fiscal year 2009 increased 20% to $32.1 million from $26.8 million in the first quarter of fiscal year 2008, reflecting growth in inpatient and outpatient services in its hospital division and increasing demand for products and services. Revenue performance in the first quarter of fiscal year 2009 was impacted by product approval delays, business disruptions resulting from the earthquake in Sichuan province in May, lower than expected patient volume due to disruptions in travel and tourism, and lower patient acuity in the hospital division caused by a weak flu season.

Costs and expenses for the first quarter of fiscal year 2009 increased 23% to $31.3 million as compared with $25.4 million for the prior period. In part, costs and expenses were negatively impacted by the rate of inflation in China. During the twelve-month period ended June 30, 2008 the average rate of inflation in China was 7.5%, compared to a historical average of 2.8% over the three-year period from 2005 to 2007 based on the Consumer Price Index published by the Chinese government.

During the quarter, the Company recorded income from operations of $0.8 million, as compared to income from operations of $1.4 million for the same quarter last year.

Roberta Lipson, President and CEO of Chindex, commented “While we are pleased with our first quarter 2009 revenue performance, which outpaced our growth rate for the fiscal year 2008 despite its reflection of historical first quarter seasonality, we are disappointed with our overall financial results. Product approval delays and the May earthquake disrupted our products business during the quarter, and we continue to feel the impact of this event in our product sales year to date. Despite these realities, we remain optimistic about our prospects for the second half of fiscal 2009 and expect our products revenue and profit performance to be weighted heavily toward the later part of the fiscal year. Healthcare services revenue was lower than expected, primarily due to a disruption in patterns of business travel and tourism in the months leading up to the Olympics, but we do not expect this to impact the division’s full year results.”

The Company recorded a $1.2 million provision for taxes in the three months ended June 30, 2008 as compared to a provision for taxes of $0.4 million for the three months ended June 30, 2007. The provision for income taxes was negatively impacted this quarter primarily by the impact of losses in entities for which the Company maintains a full valuation allowance on its deferred tax assets and therefore can not reflect a benefit in the current period.

The net loss from the quarter ended June 30, 2008 was $0.2 million, or ($0.01) per diluted share. This compares to net income of $0.8 million for the quarter ended June 30, 2007, or $0.07 per diluted share.

Diluted share count in the first quarter of the fiscal year 2009 was 14.3 million compared to 12.4 million in the prior year’s first quarter. Basic share count in the first quarter of the fiscal year 2009 was 14.3 million compared to 10.8 million in the prior year’s first quarter.

The Company’s balance sheet as of June 30, 2008 shows cash, cash equivalents and restricted cash of $81.3 million, total assets of $136.8 million, a current ratio of 4.7:1 and stockholders equity of $88.3 million.

Medical Products division business results:

For the first quarter of fiscal year 2009, revenue increased 11% to $12.5 million from $11.2 million for the prior year quarter. Revenues during the period included approximately $2.0 million in shipments under a U.S. Export-Import Bank guaranteed contract. During the period, the Company experienced significant disruption to business operations as a result of the May 12, 2008 earthquake in Sichuan Province in southwestern China. The markets outside of the direct disaster zone experienced a significant drop off in order flow and tender processing over the period. Delays by the Chinese Government in approving product registrations also continued to impact results for the quarter, with approvals announced shortly after period end.

Expenses for the Medical Products division increased 9% to $4.7 million from $4.3 million for the prior year quarter. The increase was due in part to a higher inflation rate in China and to increased sales activity in advance of sales which were not yet realized due to the disruptions in the marketplace as discussed above.

Gross profit for the Medical Products division decreased to $2.6 million from $2.8 million in the prior year’s first quarter, representing a decline in gross profit margin to 21% from 25% in the prior year’s first quarter. The gross profit margin in the current period was below historical averages due in part to lower margins on a portion of the U.S. Export-Import Bank contract which shipped during the period.

Healthcare Services division business results:

For the first quarter of fiscal year 2009, revenue increased 26% to $19.6 million from $15.6 million in the prior year quarter. The increase in revenue is attributable to growth in both inpatient and outpatient services provided in the Beijing and Shanghai markets. Revenue growth was negatively impacted during the period due to a number of factors, including disruptions in travel and tourism related to China’s Olympic preparations, which included a difficulty in obtaining visas to enter the country, a generally light flu season, which occurs in March and April in China, and resulted in lower than expected patient acuity levels, and an institutional focus on Joint Commission accreditation preparation.

During the period, healthcare operating costs increased 32% to $16.8 million from $12.8 million in the prior year quarter. The increase in costs was primarily due to an increase in salary expense, resulting from an expected ramp-up in personnel needed to meet the increasing demand for services in Beijing and Shanghai, and to a number of multi-year physician contracts coming up for renewal in an inflationary environment. In addition, we experienced periodic expenses related to Joint Commission accreditation surveys at both the Beijing and Shanghai facilities, which occur every three years, as well as costs related to the development of the new clinics in Guangzhou and Shanghai.

New Contract Announcements:

To date, Chindex has signed $23 million in contracts under new government loan projects in fiscal 2009. In addition, the Company has also signed a contract for the sale of its first da Vinci Surgical Robot in mainland China pursuant to the recently-received product registration. More specifically:

— Within three weeks after receiving regulatory approval from China’s State Food and Drug Administration (SFDA), Chindex concluded the first new contract for a da Vinci S 3DHD Surgical System, manufactured by Intuitive Surgical (NASDAQ: ISRG). Shipment is expected before the end of September 2008. The system was purchased by and will be installed at The Second Artillery Hospital of the People’s Liberation Army in Beijing, a tertiary care hospital of 800 beds.

— On July 28, Chindex signed a contract for the supply of $6.97 million of medical equipment to two health bureaus in China’s Inner Mongolia province, utilizing financing packages guaranteed by the U.S. Export-Import Bank. The contracts were signed between Chindex and Minmetals International Tendering Co., Ltd. at a ceremony it Hohhot, Inner Mongolia. Contract execution and shipment is expected within this fiscal year.

— As previously announced, on July 11, Chindex signed a contract under the German Government KFW loan protocol for EUR10.8 million, or approximately $16.3 million, to equip the Centers for Disease Control in the provinces of Inner Mongolia and Gansu.

Business Initiative Update:

— As of the end of the quarter, the affiliated clinic project in Shanghai was in mid-development phase and the affiliated clinic project in Guangzhou was in advanced development phase. The Guangzhou Clinic is slated to open toward the end of the second quarter. During the period, the Company began to incur increased expenses related to training staff in advance of the Guangzhou clinic opening, but this did not contribute substantially to the results of the period.

— The new joint venture hospitals in Guangzhou and Beijing remain in early development phase, and on target with expectations. The joint venture hospitals in development did not contribute substantially to the results of the period.

Fiscal 2009 Outlook:

Chindex CEO, Roberta Lipson, offered additional comments about the remainder of fiscal 2009, “Although the turnaround in the medical products division is taking longer than anticipated, the long-awaited SFDA approvals are now in place, and we have today announced the signing of our first da Vinci surgical robot contract. However, earthquake disruptions negatively impacted our results for the first quarter, and movement of freight through the transportation hubs of Beijing and Shanghai is restricted during the Olympics, which will negatively impact the division’s second quarter results. As a result of these circumstances, sales are significantly back-end weighted for the year. We now expect medical products revenue of at least $40 million for the second half of the year, which we believe represents a more normalized baseline revenue expectation for the division. We expect to report profitability in the division on a quarterly basis by the end of the current fiscal year.”

Lipson concluded, “In the healthcare services division, we believe this quarter’s results are seasonal in nature, and we continue to expect an increase in annual revenue of approximately 30% over fiscal 2008. While inflation impacted our results this quarter, we have navigated a variety of inflationary environments in our long history of doing business in China, and we will continue to evaluate selective price adjustments when appropriate. Furthermore, the Chinese Government has indicated it intends to take steps to slow the rate of inflation going forward. We remain enthusiastic about our full-year results.”

Conference call:
The Company will hold a conference call today at 8:00 am EDT to discuss its fiscal 2009 first quarter results. Listeners may access the call by dialing 1-877-407-0778 or 1-201-689-8565 for international callers approximately 10 minutes before the conference call is scheduled to begin.

The telephone replay will be available today by calling 877-660-6853 or 201-612-7415 for international callers. Callers will be required to provide account # 286; passcode 292563. The replay will be available through August 25, 2008.

This call is also being webcast by http://www.investorcalendar.com/IC/CEPage.asp?ID=132391 and will be accessible at Chindex’s website http://ir.chindex.com/events.cfm. The event will be archived and available for replay through November 12, 2008.

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. It provides healthcare services through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in the Beijing and Shanghai metropolitan areas. The Company sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, which are the Company’s exclusive distribution partners for the sale and servicing of color doppler ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-seven years of experience, approximately 1,200 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further Company information may be found at the Company’s websites, www.chindex.com and www.unitedfamilyhospitals.com.

Safe Harbor Statement

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2008, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential”, or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

Financial Summary Attached

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(thousands except share and per share data)
(Unaudited)

	Three months ended June 30,
	2008	2007
Product sales	$12,496	$11,213
Healthcare services revenue	19,572	15,558

Total revenue	32,068	26,771
Cost and expenses
Product sales costs	9,896	8,370
Healthcare services costs	15,735	11,864
Selling and marketing expenses	2,458	2,684
General and administrative expenses	3,226	2,489

Income from operations	753	1,364
Other (expenses) and income
Interest expense	(226)	(187)
Interest income	469	67
Miscellaneous income (expense) - net	7	(26)

Income before income taxes	1,003	1,218
Provision for income taxes	(1,164)	(409)

Net (loss) income	$(161)	$809

Net (loss) income per common share — basic	$(.01)	$.08
Weighted average shares outstanding — basic	14,320,438	10,835,045

Net (loss) income per common share — diluted	$(.01)	$.07
Weighted average shares outstanding — diluted	14,320,438	12,402,693

CONSOLIDATED CONDENSED BALANCE SHEETS
(thousands except share data)

	June 30, 2008
	(Unaudited)	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$80,913	$79,258
Restricted cash	398	1,123
Trade accounts receivable, less allowance for doubtful accounts of $4,329 and $3,940, respectively
Product sales receivables	8,024	12,098
Patient service receivables	9,080	9,085
Inventories, net	11,431	9,796
Deferred income taxes	1,913	1,656
Other current assets	4,126	3,294

Total current assets	115,885	116,310
Property and equipment, net	19,301	18,428
Other assets	1,620	1,241

Total assets	$136,806	$135,979

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and vendor financing	$615	$82
Short-term portion of capitalized leases	36	36
Accounts payable	10,952	11,097
Accrued compensation	4,861	4,628
Accrued expenses	4,552	6,436
Other current liabilities	3,367	3,177
Income taxes payable	344	349

Total current liabilities	24,727	25,805
Long-term debt, vendor financing and convertible debentures	23,488	22,556
Long-term portion of capitalized leases	13	22
Long-term deferred tax liability	283	208

Total liabilities	48,511	48,591

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	0	0
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 13,197,203 and 13,074,593 shares issued and outstanding at June 30, 2008 and March 31, 2008, respectively	132	131
Class B stock – 1,162,500 shares issued and outstanding at June 30, 2008 and March 31, 2008, respectively	12	12
Additional paid in capital	93,162	92,586
Accumulated other comprehensive income	2,701	2,210
Accumulated deficit	(7,712)	(7,551)

Total stockholders’ equity	88,295	87,388

Total liabilities and stockholders’ equity	$136,806	$135,979

SEGMENT INFORMATION
(Unaudited)

The Company operates in two businesses: Healthcare Services and Medical Products. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including foreign exchange gains or losses. The following segment information has been provided per Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information:”

	Healthcare Services		Medical Products	Total

As of June 30, 2008:

Assets	$98,909,000		$37,897,000	$136,806,000
For the three months ended June 30, 2008:

Sales and service revenue	$19,572,000		$12,496,000	$32,068,000
Gross Profit	n/a	*	2,600,000	n/a
Gross Profit %	n/a	*	21%	n/a
Income (loss) from operations before foreign exchange	$2,775,000		$(2,136,000)	$639,000
Foreign exchange gain				114,000

Income from operations				$753,000
Other income, net				250,000

Income before income taxes				$1,003,000

	Healthcare Services		Medical Products	Total

As of March 31, 2008:

Assets	$93,727,000		$42,252,000	$135,979,000
For the three months ended June 30, 2007:

Sales and service revenue	$15,558,000		$11,213,000	$26,771,000
Gross Profit	n/a	*	2,843,000	n/a
Gross Profit %	n/a	*	25%	n/a
Income (loss) from operations before foreign exchange	$2,798,000		$(1,505,000)	$1,293,000
Foreign exchange gain				71,000

Income from operations				$1,364,000
Other(expense), net				(146,000)

Income before income taxes				$1,218,000

* Gross profit margins are not routinely calculated in the healthcare industry.